UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

Current Report On

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

August 30, 2002

Commission	Registrant; State of Incorporation	IRS Employer
File Number	Address; and Telephone Number	Identification No.

001-09057	WISCONSIN ENERGY CORPORATION	39-1391525
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 2949
Milwaukee, WI 53201
(414) 221-2345

001-01245	WISCONSIN ELECTRIC POWER COMPANY	39-0476280
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 2046
Milwaukee, WI 53201
(414) 221-2345

WISCONSIN ENERGY CORPORATION

WISCONSIN ELECTRIC POWER COMPANY

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

Giddings & Lewis Lawsuit:   On August 30, 2002, Wisconsin Electric Power Company, a subsidiary of Wisconsin Energy Corporation, entered into a Settlement Agreement and Release with Giddings & Lewis Inc. and Kearney & Trecker Corporation (now a part of Giddings & Lewis), thereby ending all remaining litigation in this lawsuit. Under the Settlement Agreement and Release, Wisconsin Electric will pay $8.65 million as full and final settlement of all damage claims by Giddings & Lewis and Kearney & Trecker against Wisconsin Electric. This settlement will result in a third quarter charge of approximately $0.045 per share for Wisconsin Energy. The Settlement Agreement was determined to be in the mutual best interests of the settling parties in order to avoid the burden, inconvenience and expense of continued litigation between the parties and does not constitute an admission of liability or wrongdoing by Wisconsin Electric with respect to any released claims.

As previously reported, in July 1999, a Milwaukee County Circuit Court jury issued a verdict against Wisconsin Electric awarding the plaintiffs, Giddings & Lewis, Kearney & Trecker, and the City of West Allis, $4.5 million in compensatory damages and $100 million in punitive damages in an action alleging that Wisconsin Electric had deposited contaminated wastes at two sites owned by the plaintiffs in West Allis, Wisconsin. In September 2001, the Wisconsin Court of Appeals, District I, reversed the $100 million punitive damage judgment in its entirety, ordering a new trial on the issue of punitive damages only. In January 2002, the Wisconsin Supreme Court denied petitions for further review and ordered the Milwaukee County Circuit Court to retry the issue of punitive damages. After contested hearings on April 8, 2002, the plaintiffs returned to Wisconsin Electric $117.7 million, consisting of the portion of the paid judgment pertaining to punitive damages and interest accrued on that amount. The new trial was scheduled for October 21, 2002.

On May 29, 2002, Wisconsin Electric and the City of West Allis also entered into a Settlement Agreement and Release in full and final settlement of all damage claims by the City of West Allis against Wisconsin Electric. Under this Settlement Agreement and Release, Wisconsin Electric paid $8.65 million to the City of West Allis. This settlement also resulted in a charge of approximately $0.045 per share that was taken in the second quarter and reflected in previously released financial results.

Wisconsin Electric is presently engaged in discussions with its insurers regarding coverage for the amounts paid in this case; however, the outcome of those discussions is not certain at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WISCONSIN ENERGY CORPORATION
(Registrant)

/s/ STEPHEN P. DICKSON
Date: September 4, 2002	Stephen P. Dickson -- Controller and
Principal Accounting Officer

WISCONSIN ELECTRIC POWER COMPANY
(Registrant)

/s/ STEPHEN P. DICKSON
Date: September 4, 2002	Stephen P. Dickson -- Controller and
Principal Accounting Officer